Exhibit 99.1

Contact:
Michael W. Rogers	Brooke D. Wagner
Exec. VP and Chief Financial Officer	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS PHARMACEUTICALS ANNOUNCES THIRD QUARTER

FISCAL 2007 FINANCIAL RESULTS

LEXINGTON, MA, August 7, 2007 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced its consolidated results of operations for the third quarter of fiscal 2007, ended June 30, 2007. The Company will host a conference call and webcast today beginning at 9:00 am eastern time (details follow below).

The Company reported revenues of $12.2 million and a consolidated net loss of $72.3 million or $1.02 per share for the quarter ended June 30, 2007. This compares to revenues of $11.9 million and a consolidated net loss of $13.4 million or $0.28 per share for the quarter ended June 30, 2006. For the nine months ended June 30, 2007, the Company reported revenues of $36.6 million and a consolidated net loss of $95.1 million or $1.56 per share compared to revenues of $35.3 million and a consolidated net loss of $36.5 million or $0.77 per share for the nine months ended June 30, 2006.

On April 18, 2007, the Company completed the acquisition of Valera Pharmaceuticals and recorded one time charges of $53.3 million during the quarter ended June 30, 2007. The one-time charges related to the acquisition included $50.0 million for in-process research and development and approximately $2.2 million for compensation-related expenses. In addition, the Company recorded a $1.1 million non-cash charge related to its investment in Spepharm Holding B.V. Excluding the $53.3 million in one-time charges, the net loss for the quarter ended June 30, 2007 was $19.0 million or $0.27 per share and the net loss for the nine months ended June 30, 2007 was $41.8 million or $0.69 per share.

At June 30, 2007, the Company had consolidated cash and cash equivalents totaling approximately $42.1 million.

“We are very pleased with the continued achievement of our stated milestones,” said Glenn L. Cooper, M.D., chairman and chief executive officer of Indevus. “The achievements in the past four months, including the recent approvals of SUPPRELIN® LA and SANCTURA® XR, coupled with the multiple milestones in the near future highlight the opportunity we have to establish Indevus as a leading urology and endocrinology specialty pharmaceutical company. In addition, the completion of the acquisition of Valera has significantly expanded our portfolio of urology and endocrinology products and we are rapidly integrating the two organizations.”

Recent Highlights

—

The Company announced that the European Medicines Agency’s (EMEA) Committee for Medicinal Products for Human Use (CHMP) has finalized the referral procedure for VANTAS®. Following approval in Denmark in 2005, the Company filed for Mutual Recognition Procedure (MRP) in the UK, Ireland, Germany, Spain and Italy. The action by the CHMP allows for marketing authorization to occur in these countries. The Company also announced that it has begun shipment of initial commercial supplies of VANTAS to South America and Asia following recent approvals in Argentina and Thailand.

—

The Company announced final results from its Phase III pharmacokinetic trial for NEBIDO®. The data from the 48-week trial showed that NEBIDO met its primary endpoints, a responder analysis based on average testosterone concentrations during the steady state dosing interval and an outlier analysis based on the maximum testosterone concentrations during the steady state dosing interval. In addition, the drug was well tolerated.

—	On June 12, 2007, results from the Company’s Phase II EXPRESS trial for pagoclone in persistent developmental stuttering were presented at the 47th annual meeting of the New Clinical Drug Evaluation Unit (NCDEU), sponsored by National Institute for Mental Health (NIMH) in Boca Raton, Florida.

—	On June 25, 2007, the Company announced the launch and availability of SUPPRELIN LA for the treatment of children with Central Precocious Puberty (CPP). SUPPRELIN LA was approved by the U.S. Food and Drug Administration (FDA) on May 3, 2007 and is a once-yearly implant which utilizes the Company’s patented Hydron implant technology. The implant is inserted subcutaneously in the inner aspect of the upper arm and is specifically designed to provide a continuous release over 12 months of approximately 65mcg/day of the gonadotropin releasing hormone (GnRH) analog histrelin.

—	The Company announced the appointment of Kurt W. Lewis as Senior Vice President, Sales and Marketing.

—	The Company announced on July 9, 2007, that it commenced an offer to exchange its outstanding $72.0 million 6.25% Convertible Senior Notes due July 2008 for an equal amount of the Company’s 6.25% Convertible Senior Notes due July 2009. The offer expired on August 6, 2007 and the Company accepted for exchange $71,925,000 aggregate principal amount of old notes, representing approximately 99.9% of the total outstanding old notes.

—	On August 3, 2007, the Company announced that SANCTURA XR (trospium chloride extended release capsules) was approved by the FDA. SANCTURA XR is an anticholinergic indicated for the once-daily treatment of overactive bladder with symptoms of urge urinary incontinence, urgency, and urinary frequency.

Financial Results

Total consolidated revenues for the quarter ended June 30, 2007 were $12.2 million, an increase of 3% from the $11.9 million reported for the quarter ended June 30, 2006. Revenue for the quarter ended June 30, 2007 consisted primarily of $3.6 million from the amortization of upfront and milestone revenue for SANCTURA® received from the Company’s partner, $2.9 million from sales of VANTAS, $2.5 million of SANCTURA royalties, $2.2 million in sales force subsidy and $0.6 million from sales of DELATESTRYL®. There were no product sales of SANCTURA to our marketing partner Esprit during the quarter as Esprit is preparing for the approval and launch of SANCTURA XR.

Cost of product revenue for the quarter ended June 30, 2007 was $3.5 million, a decrease of 26% from the $4.7 million reported for the quarter ended June 30, 2006. Cost of product revenue in the current quarter relate primarily to VANTAS and DELATESTRYL and royalties on sales of SANCTURA that are reimbursed by Esprit.

Research and development expenses for the quarter ended June 30, 2007 were $10.3 million, a decrease of 7% from the $11.1 million reported for the quarter ended June 30, 2006. Marketing, general and administrative expenses for the quarter ended June 30, 2007 were $19.8 million, an increase of 122% from the $8.9 million reported for the quarter ended June 30, 2006.

Total consolidated revenues for the nine month period ended June 30, 2007 were $36.6 million, an increase of 4% from the $35.3 million reported for the nine month period ended June 30, 2006. Revenue for the nine month period ended June 30, 2007 consisted primarily of $12.8 million from the amortization of upfront and milestone revenue for SANCTURA received from the Company’s partner, $7.4 million of SANCTURA royalties, $6.7 million in sales force subsidy, $2.9 million from sales of VANTAS, $1.9 million from product sales of SANCTURA to Esprit, and $1.9 from sales of DELATESTRYL. During the nine month period, the Company also recognized $1.5 million related to the initial payment from Novexel, SA for aminocandin.

Cost of product revenue for the nine month period ended June 30, 2007 was $9.0 million, a decrease of 27% from the $12.3 million reported for the nine month period ended June 30, 2006. Cost of product revenue relates primarily to sales of SANCTURA to Esprit at cost, royalties on sales of SANCTURA that are reimbursed by Esprit, and costs associated with DELATESTRYL and VANTAS.

Research and development expenses for the nine month period ended June 30, 2007 were $29.5 million, a decrease of 4% from the $30.9 million reported for the nine month period ended June 30, 2006. Marketing, general and administrative expenses for the nine month period ended June 30, 2007 were $41.4 million, an increase of 55% from the $26.7 million reported for the nine month period ended June 30, 2006.

Interest expense included $1.3 million and $3.9 million for the quarter and nine month period ended June 30, 2007 in connection with the Company’s July 2003 issuance of Convertible Notes.

Conference call and webcast

The live call may be accessed by dialing 800-901-5226 from the U.S. and Canada, and 617-786-4513 from international locations. The participant passcode is 37850728. A replay of the call will be available beginning at 11:00 AM on August 7, 2007 and lasting until 12:00 AM on September 8, 2007. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 78843472.

The press release and the live webcast will be accessible by visiting the Investors section of the Company’s website, http://www.indevus.com. An archived version of the call will be accessible at the same web address for 30 days following the live call.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s marketed products include SANCTURA® for overactive bladder, VANTAS® for advanced prostate cancer, DELATESTRYL® to treat male hypogonadism and SUPPRELIN® LA, for central precocious puberty. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include SANCTURA® XR, the once-daily formulation of SANCTURA, which was approved by the FDA on August 3, 2007, VALSTAR® for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and pagoclone for stuttering.

About SANCTURA and SANCTURA XR

SANCTURA® and SANCTURA XR® belong to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax detrusor smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

SANCTURA and SANCTURA XR possess a quaternary ammonium structure that may be instrumental in the low incidence of CNS side-effects. At therapeutic concentrations in vitro, SANCTURA does not interact with drugs metabolized by the Cytochrome P-450 system, a metabolic pathway commonly associated with drug-drug interactions, and the majority of the absorbed dose is excreted largely unchanged into the urine.

Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

About DELATESTRYL

DELATESTRYL® is an injectable testosterone preparation for the treatment of male hypogonadism. DELATESTRYL is contraindicated in men with carcinomas of the breast or with known or suspected carcinomas of the prostate.

About VANTAS

VANTAS® is a soft and flexible 12-month hydrogel implant that provides histrelin, a luteinizing hormone-releasing hormone (LHRH) agonist, for the palliative treatment of advanced prostate cancer. VANTAS is contraindicated in patients with hypersensitivity to GnRH, GnRH agonist analogs, or any components in VANTAS.

About SUPPRELIN LA

SUPPRELIN® LA is a subcutaneous implant indicated for the treatment of central precocious puberty (CPP), the premature onset of puberty in children. It utilizes the hydron implant technology and is specifically designed to provide a continuous release over 12 months of the gonadotropin releasing hormone (GnRH) agonist, histrelin. SUPPRELIN LA is contraindicated in patients with hypersensitivity to GnRH or GnRH analogs.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA®, SANCTURA® XR, NEBIDO® , VANTAS® and SUPPRELIN® LA; the early state of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR®; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS and VALSTAR; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; changes in reimbursement policies and/or rates for SANCTURA, VANTAS, DELATESTRYL and any future products; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; the risk that the businesses of Indevus and Valera Pharmaceuticals, Inc. will not be integrated successfully during the period following the related merger; the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected; market acceptance for the merger and approved products; risks of regulatory review and clinical trials; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations and other risks. Indevus undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended June 30, 2007 and 2006

(Amounts in thousands except per share data)

(Unaudited)

	For the three months ended June 30,		For the nine months ended June 30,
	2007	2006	2007	2006
Total revenues	$12,225	$11,879	$36,600	$35,276
Costs and expenses:
Cost of product revenues	3,483	4,686	9,033	12,336
Research and development	10,303	11,129	29,494	30,883
Marketing, general and administrative	19,755	8,908	41,445	26,725
Acquired in-process research and development	50,000	—	50,000	—
Amortization of acquired intangible assets	414	—	414	—

Total costs and expenses	83,955	24,723	130,386	69,944

Loss from operations	(71,730)	(12,844)	(93,786)	(34,668)

Investment income	688	760	2,591	2,448
Interest expense	(1,293)	(1,293)	(3,878)	(3,878)
Minority interest	—	—		(435)

Net loss	$(72,335)	$(13,377)	$(95,073)	$(36,533)

Net loss per common share:
Basic and diluted	$(1.02)	$(0.28)	$(1.56)	$(0.77)

Weighted average common shares:
Basic and diluted	70,922	47,614	60,897	47,353

INDEVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands) (Unaudited)
	June 30, 2007	September 30, 2006
Cash, cash equivalents and marketable securities	$42,077	$76,125
Goodwill	48,687	—
Intangible assets, net	29,686	—
Other assets	35,910	16,182

Total assets	$156,360	$92,307

Convertible notes	$72,000	$72,000
Deferred revenue	125,738	127,474
Other liabilities	33,787	17,163

Capital	492,583	348,345
Accumulated deficit	(567,748)	(472,675)

Total stockholders’ deficit	(75,165)	(124,330)

Total liabilities and stockholders’ deficit	$156,360	$92,307